Exhibit 23

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Evergreen Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-27062), Form S-8 (No. 2-71111) and Form S-8 (No. 33-4488)
of Evergreen Bancorp, Inc. of our report dated January 24, 1997, relating to the consolidated statements of condition of Evergreen Bancorp, Inc. and subsidiaries as December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 Annual Report on Form 10-K of Evergreen Bancorp, Inc.

/S/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Albany, NY 12207
March 21, 1997